UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 6, 2006 (August 31, 2006)

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in charter)

Cayman Islands	1-14634	98-0108989
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15375 Memorial Drive, Houston, Texas	77079-4101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 925-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 31, 2006, a Houston jury returned a verdict upholding the dual drilling activity patents of Transocean Inc. in U.S. waters and ordered the Company to pay damages of $3.6 million for using the patented structures on two of its offshore rigs. The jury also found that the Company willfully infringed the patents, which gives the court the discretion to enhance the damage award. It is expected that Transocean will request that the court issue an injunction preventing further use of certain dual drilling capabilities on the GSF Development Driller I and GSF Development Driller II semisubmersible rigs within U.S. territorial waters. The Company intends to appeal the verdict, and the court may stay such an injunction pending an appeal. If an injunction were issued and became effective, it would limit some dual activity functions aboard the two rigs. However, such an injunction would not prevent the rigs from continuing their operations and fulfilling their current contracts in the U.S. Gulf of Mexico, subject to some reduction in dayrate when the specified dual activity capabilities of the rigs were limited by the injunction. Briefing with regard to post judgment motions is scheduled to occur in mid-September.

Item 9.01. Financial Statements and Exhibits

The exhibit to this report is as follows:

Exhibit No.	Description
99.1	Press Release Regarding Transocean Verdict.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSANTAFE CORPORATION

Date: September 6, 2006	By	/s/ Alexander A. Krezel
Alexander A. Krezel
Vice President, Secretary and
Associate General Counsel

Index to Exhibits

Exhibit Number	Description
99.1	Press Release Regarding Transocean Verdict.